UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2014

HOMETRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (828) 259-3939

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 9, 2014, HomeTrust Bank (“HomeTrust”), the wholly owned subsidiary of HomeTrust Bancshares, Inc. entered into a Purchase and Assumption Agreement (“Agreement”) for the acquisition of deposits totaling approximately $504 million, loans totaling approximately $1 million, and related assets, from Bank of America Corporation. The acquisition includes the branch banking operations for a total of ten branches. Eight of the branches will operate as HomeTrust Bank upon the completion of the acquisition.  Five of the branches are located in Roanoke Valley, two offices in Danville and one office in Martinsville, Virginia.  Upon closing, HomeTrust will consolidate two locations and transfer $78 million of deposits from a branch in downtown Roanoke and a branch in Eden, North Carolina into acquired or existing HomeTrust branches.  A copy of the Agreement and press release describing this transaction is attached to this filing as Exhibits 2.1 and 99.1, respectively.

    The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

2.1
Purchase and Assumption Agreement between Bank of America, National Association and HomeTrust Bank dated June 9, 2014 (pursuant to Item 601(b)(2) of Regulation S-K the schedules and exhibits to this Agreement have been omitted from this filing).

	99.1	Press Release dated June 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: June 10, 2014	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Senior Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Purchase and Assumption Agreement between Bank of America, National Association and HomeTrust Bank dated June 9, 2014 (pursuant to Item 601(b)(2) of Regulation S-K the schedules and exhibits to this Agreement have been omitted from this filing).

99.1	Press Release dated June 10, 2014.